UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
January 7, 2008

SINO FIBRE COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52709	760616470
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
The Chrysler Building 405 Lexington Avenue, 26th Floor New York, New York		10174
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code
(212) 907-6522

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01   Entry into a Material Definitive Agreement.

On December 31, 2007, Sino Fibre Communications, Inc. entered into a co-operation agreement with China Association of Small and Medium Enterprises ("CASME") to establish China Business Online Company Limited, a joint venture to explore the Chinese market and introduce e-business and provide barter trade services to Chinese small and medium sized enterprises. CASME is administered by the National Development and Reform Commission to provide business development assistance to Chinese medium and small enterprises in China and aboard. CASME operates across China with branch offices in cities and provinces throughout the country. CASME's currently has 580,000 registered members and continues to grow at a rapid pace.

Sino Fibre Communications, Inc. and CASME have agreed to work together to take advantage of advanced international management practices to provide barter trade services for Chinese small and medium sized enterprises. The parties will jointly establish China Business Online Company Limited in China, which will be wholly funded by Sino Fibre Communications, Inc. CASME will provide the CASME brand, government and member resources to develop the business of China Business Online Company Limited. The parties intend that CASME will hold a 15% performance share equity with the specific equity allocation to be settled upon the establishment of China Business Online Company Limited. Other terms of the joint venture will be agreed to by the parties in future negotiation sessions.

Section 9 - Financial Statements And Exhibits

Item 9.01   Financial Statements and Exhibits.

Exhibits.

Exhibit	Description
11.1	Co-operation agreement with China Association of Small and Medium Enterprises to establish China Business Online Company Limited as a joint venture.
99.1	Press release dated January 7, 2008 announcing the joint venture with China Association of Small and Medium Enterprises

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2008	SINO FIBRE COMMUNICATIONS, INC. /s/ Ben Yan _____________________________________ Ben Yan President and Chief Executive Officer